Exhibit 99.1

Investor Relations:	Media Relations:
Ryan Miyasato	Cindy Ta
Juniper Networks	Juniper Networks
(408) 936-7497	(408) 936-6131
rmiyasato@juniper.net	cta@juniper.net

JUNIPER NETWORKS ANNOUNCES PRELIMINARY FIRST QUARTER 2016

FINANCIAL RESULTS AND DATE OF ITS CONFERENCE CALL AND WEBCAST

SUNNYVALE, Calif., April 11, 2016 – Juniper Networks (NYSE: JNPR), the industry leader in network innovation, today provided certain preliminary estimated financial results for the fiscal first quarter ended March 31, 2016.

Revenue for the first quarter of 2016 is now expected to be in the range of $1,090 million to $1,100 million, below the Company’s previous guidance of $1,150 million to $1,190 million, due primarily to weaker than anticipated demand from Enterprise and timing of deployments of certain U.S. and EMEA Tier 1 Telecoms. The Company now expects non-GAAP net income per diluted share of $0.35 to $0.37, compared to the Company’s previous guidance of $0.42 to $0.46 per diluted share.

The above information is preliminary and subject to completion of quarter-end financial reporting processes and review.

“Although we expect results to be lower than our initial guidance for the first quarter, we remain constructive on fiscal 2016 and expect growth from new products to contribute to our topline, coupled with our ongoing focus on cost discipline to drive non-GAAP operating margin expansion for the full year,” stated Rami Rahim, chief executive officer of Juniper Networks.

Conference Call Webcast for First Quarter 2016 Financial Results

Juniper Networks will release full preliminary first quarter financial results on Thursday, April 28, 2016 after the close of the market. The Company’s senior management will host a conference call that day at 2:00 pm PT.

To listen to the conference call, the toll free dial-in number is 877-407-8033, international callers dial +1-201-689-8033. Please dial in ten minutes prior to the scheduled conference call time.

The call will also be webcast live and archived on the Investor Relations section of the Company’s website at http://investor.juniper.net.

About Juniper Networks

Juniper Networks (NYSE: JNPR) challenges the status quo with products, solutions and services that transform the economics of networking. Our team co-innovates with our customers and partners to deliver automated, scalable and secure networks with agility, performance and value. Additional information can be found at Juniper Networks (www.juniper.net) or connect with Juniper on Twitter and Facebook.

Investors and others should note that the Company announces material financial and operational information to its investors using its Investor Relations website, press releases, SEC filings and public conference calls and webcasts. The Company also intends to use the Twitter accounts @JuniperNetworks and @Juniper_IR and the Company’s blogs as a means of disclosing information about the Company and for complying with its disclosure obligations under Regulation FD. The social media channels that the Company intends to use as a means of disclosing information described above may be updated from time to time as listed on the Company’s Investor Relations website.

Juniper Networks, the Juniper Networks logo, Junos and QFabric are registered trademarks of Juniper Networks, Inc. and/or its affiliates in the United States and other countries. Other names may be trademarks of their respective owners.

Forward-Looking Statements

As the Company has not completed its quarter-end fiscal close and its review and analysis of the quarter ended March 31, 2016, statements in this release concerning Juniper Networks’ expected revenues and earnings per share for the quarter ended March 31, 2016 are estimated and preliminary and, therefore, may change. In addition, statements regarding the Company’s business outlook, economic and market outlook, future financial and operating results, growth of new products, ability to maintain cost discipline, and overall future prospects are forward-looking statements that involve a number of uncertainties and risks.

Actual results or events could differ materially from those anticipated in those forward-looking statements as a result of certain factors, including, but not limited to: potential differences between Juniper Networks’ preliminary results and the final results for the quarter ended March 31, 2016 as a result of the completion of financial reporting processes and review; and other factors listed in Juniper Networks’ most recent report on Form 10-K filed with the Securities and Exchange Commission. All statements made in this press release are made only as of the date set forth at the beginning of this release. Juniper Networks undertakes no obligation to update the information in this release in the event facts or circumstances subsequently change after the date of this press release.

Use of Non-GAAP Financial Measures

This press release contains statements as to expectations for net income per share that have not been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). Because the Company has not completed its financial reporting and review processes for the quarter ended March 31, 2016, GAAP net income per share for the period ended March 31, 2016 is not currently available. Juniper Networks believes that the presentation of non-GAAP financial information provides important supplemental information to management and investors regarding financial and business trends relating to the company’s financial condition and results of operations.

Forward-looking non-GAAP net income per share includes adjustments based on the following items: amortization of intangible assets, share-based compensation expenses, acquisition-related charges, restructuring and other (benefits) charges, impairment charges, professional services related to non-routine stockholder matters, litigation settlement and resolution charges, gain or loss on equity investments, retroaction impact of certain tax settlements, non-recurring income tax adjustments, valuation allowance on deferred tax assets, and income tax effect of non-GAAP exclusions.

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